SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
        (Amendment No. 1)

Filed by the Registrant  [ X ]
Filed by a Party other than the
   Registrant [   ]

Check the appropriate Box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission
        Only (as permitted by Rule 14a-6(e)(2))
[   ]  Definitive Proxy Statement
[ X ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to
        Rule 14a-11(c) or Rule 14a-12


          CENTURION MINES CORPORATION
  (Name of Registrant as Specified in Its Charter)

                 Spenst Hansen
          ____________________________
     (Name of Person Filing Proxy Statement)

Payment of Filing Fee
(Check the appropriate box):

[   ]  $125 per Exchange Act Rules
        0-11(c)(1)(ii), 14a-6(i)(1),
        or 14a-6(j)(2), or Item 22(a)(2)
        of Schedule 14A
[   ]  $500 per each party to the
        controversy pursuant to Exchange
        Act Rule 14a-6(i)(3).
[   ]  Fee computed on table below per
        Exchange Act Rules 14a-6(i)(4)
        and 0-11.
       1.  Title of each class of securities
           to which transaction applies: ____
       2.  Aggregate number of securities
           to which transaction applies: ____
       3.  Per unit price or other underlying
           value of transaction computed
           pursuant to Exchange Act Rule 0-11:
           (Set forth the amount on which the
           filing fee is calculated and state
           how it was determined)      _____
       4.  Proposed maximum aggregate value
           of transaction:          _____
       5.   Total Fee paid
[   ]  Fee paid previously with preliminary materials.
[ X ]  Check box if any part of the fee is
        offset as provided by Exchange Act Rule
        0-11(a)(2) and identify the filing
        for which the offsetting fee was
        paid previously. Identify the previous
        filing by registration statement number,
        or the Form or Schedule and the date of
        its filing.
        1.  Amount Previously Paid:                       [$125.00]
        2.  Form Schedule or Registration Statement No.:  [14A DEF]
        3.  Filing Party:                                 [SPENST HANSEN]
        4.  Date Filed:                                   [03/26/97]

[END OF SCHEDULE 14A]

[BEGINNING OF ADDITIONAL PROXY SOLICITING MATERIAL FOLLOWS:]

                   SUPPLEMENT TO 1997 PROXY STATEMENT
                      Centurion Mines Corporation

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This Supplement revises the Proxy Statement only in the following respect:
it amends Proposal Five (at page 11 of the Proxy Statement) by adding the text printed below in Bold Italicized Letters [ FOR PURPOSES OF EDGAR FORMATTING, THE CHANGES ARE NOTED IN BRACKETS AND IN CAPITAL LETTERS ].

  *  *  *  *  *  *  *  *  *  *  *  *  *  *  *  *  *  *  *  *  *  *  *  *

PROPOSAL FIVE:  AUTHORIZATION TO INCREASE CAPITALIZATION (As Revised)

The Company is presently authorized to issue THIRTY MILLION SHARES (30,000,000) of common stock, par value $0.01, pursuant to Article IV of the Articles of Incorporation. At March [ 26 ], 1997, there were [ 28,085,165 ] shares of the Company's common stock issued and outstanding. The current proposal seeks shareholder approval to amend the Articles of Incorporation to authorize an increase in the Company's capitalization to FORTY MILLION SHARES (40,000,000). The purpose of the proposed increase is to ensure the availability of sufficient authorized but unissued shares to be later issued and used in accomplishing lawful corporate purposes in which the issuance of stock may be essential or advisable in the judgment of the Board of Directors.

If the capitalization is increased, there exists a potential for a maximum dilution of approximately 25 percent in proportionate ownership of shares held before the increase. [ THERE ALSO EXISTS THE POTENTIAL THAT DILUTION COULD RESULT FROM THE COMPANY'S INTENDED DEBT OFFERING TO RAISE $7,500,000 ($10,000,000 IF THE OVER-ALLOTMENT OPTION IS EXERCISED IN FULL) THROUGH THE PRIVATE PLACEMENT OF 13-1/2% SENIOR CONVERTIBLE SECURED NOTES, AS PREVIOUSLY ANNOUNCED. THE COMPANY INTENDS TO USE THE PROCEEDS FROM THE OFFERING TO CONSTRUCT AND OPERATE A SOLVENT-EXTRACTION/ELECTROWINNING (SX/EW) COPPER RECOVERY PLANT AT ITS 100% OWNED OK MINE NEAR MILFORD, UTAH, WITH NO SUBSEQUENT FINANCING ANTICIPATED TO BE REQUIRED. THIS PRIVATE PLACEMENT OF NOTES IS EXPECTED TO CLOSE APPROXIMATELY APRIL 25, 1997. ONE OF THE TERMS OF THE NOTES PROVIDES FOR THE OPTIONAL CONVERSION OF THE NOTES INTO SHARES OF
THE COMPANY'S COMMON STOCK IN AN ESTIMATED MINIMUM AMOUNT OF 800,000 SHARES
UP TO A MAXIMUM OF 5,000,000 SHARES. FAILURE TO APPROVE THIS INCREASE IN CAPITALIZATION AS PROPOSED COULD PREVENT THE OFFERING FROM CLOSING UNLESS
ITS PRESENT TERMS WERE MODIFIED. SHOULD THE OFFERING NOT CLOSE, THAT EVENT COULD HAVE A SERIOUS AND MATERIALLY DETRIMENTAL EFFECT ON THE ABILITY OF THE COMPANY TO RAISE SUFFICIENT FUNDS NECESSARY TO PROCEED WITH ITS PLANS TO CONSTRUCT THE SX/EW COPPER PRODUCTION FACILITY, AND/OR TO OTHERWISE PRODUCE HI-GRADE, MARKET-READY COPPER AS ANTICIPATED. ]

Regardless of approval of this increase, however, the Company has no [ OTHER ] present intent to issue additional shares to either the current Principal Shareholders, the directors, the executive officers, or any other person or entity, except as already provided under the 1991 Plan and the terms of compensation to Directors and Named Executive Officers, or as may be approved at this Meeting, nor to issue any material amount of shares to any person or entity in connection with any acquisition, reorganization, or share exchange.

It is not intended or anticipated that this increase will have any material, dilutive effect on the shares currently outstanding, [ OTHER THAN AS DESCRIBED ABOVE ], except perhaps with respect to an issuance of shares in response to a hostile takeover attempt if such should occur.

The anti-takeover effect of the proposed increase in capitalization is as follows: with the availability of additional shares, management could counter a hostile takeover attempt by arranging with a friendly entity or other person to be issued shares from the amount proposed for additional authorization, hypothetically up to approximately ten million (10,000,000) shares. If that were done, of course, the proportional share ownership of all other shareholders would be diluted. The affirmative vote of a majority of the currently issued and outstanding shares entitled to vote is required for approval of the above-proposed amendment to the Articles of Incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL TO INCREASE THE COMPANY'S AUTHORIZED CAPITALIZATION TO FORTY MILLION SHARES.

[End of Additional Definitive Proxy Soliciting Material]